Exhibit 5.1

Frank's Nursery & Crafts, Inc.
1175 West Long Lake Road
Troy, Michigan 48098

Ladies and Gentlemen:

       We have acted as counsel to Frank's Nursery & Crafts, Inc., a Michigan corporation (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the issuance by the Company of $115,000,00 aggregate principal amount of its 10 1/4% Series B Senior Subordinated Notes due 2008 (the "Exchange Notes"). The Exchange Notes are to be offered by the Company in exchange for (the "Exchange") $115,000,000 aggregate principal amount of its outstanding 10 1/4% Senior Subordinated Notes due 2008 (the "Old Notes"). The Old Notes have been, and the Exchange Notes will be, issued under an Indenture dated as of February 26, 1998 (the "Indenture") between the Company and Bankers Trust Company, as Trustee (the "Trustee").

       We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an Exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, the originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

       In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

       Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that, assuming that the Indenture has been duly authorized and validly executed and delivered by the parties thereto, when (1) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, (2) the Board of Directors of the Company, a duly constituted and acting committee thereof or duly authorized officers thereof have taken all necessary corporate action to approve the issuance and terms of the Exchange Notes, the terms of the Exchange Notes and related matters and (3) the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, upon the Exchange the Exchange Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

       Our opinion set forth in the paragraph immediately above is subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights
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generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

       We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.

       We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included therein.

                                          Very truly yours,

                                          /s/ Simpson Thacher & Bartlett
                                          SIMPSON THACHER & BARTLETT